Exhibit 10.25

UNIT PURCHASE OPTION GRANT NOTICE
Capitalized terms not specifically defined in this Unit Purchase Option Grant Notice (the "Grant Notice") have the meanings given to them in the American Midstream GP, LLC Long-Term Incentive Plan (as amended and restated from time to time, the "Plan") of American Midstream GP, LLC (the "Company"), the general partner of American Midstream Partners, LP ("AMID").
The Company has granted to the participant listed below ("Participant") the Unit purchase option described in this Grant Notice (the "Option"), subject to the terms and conditions of the Plan and the Unit Option Agreement attached as Exhibit A (the "Agreement'), both of which are incorporated into this Grant Notice by reference.

Participant:	[ ]
Grant Date:	[ ]
Exercise Price Per Unit:	$[ ]
Units Subject to the Option:	[ ]
Final Expiration Date:	[ ]
Vesting Schedule:	[ ]
By Participant's signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.
American Midstream GP, LLC            Participant
By:______________________            ____________________
Name
Title

Exhibit 10.25

Exhibit A
UNIT PURCHASE OPTION AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE 1.
GENERAL
1.1 Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the "Grant Date").
1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which are incorporated herein by reference. Notwithstanding any provision of the Plan to the contrary, in no event will any amendment to the Plan materially and adversely affect the Participant's rights with respect to the Option without the Participant's consent. In addition, in no event will the Committee take the action described in Section 6(h)(vii)(E) of the Plan unless, in connection with the applicable transaction or circumstance, the Committee accelerates the vesting of the Option and notifies and allows the Participant a reasonable period of time to exercise the Option prior to the closing or occurrence of such transaction or circumstance (and allows the Participant to make any applicable election with respect to the underlying Units in such transaction or circumstance (a "Transaction Election")). Any accelerated vesting in connection with the foregoing sentence may be conditioned on the closing or occurrence of the applicable transaction or circumstance, provided that in all events the Participant shall have the right to make any applicable Transaction Election.
ARTICLE 11.
PERIOD OF EXERCISABILITY
2.1 Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice.
2.2 Duration of Exercisability. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.
2.3 Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the final expiration date in the Grant Notice.
ARTICLE 111.
EXERCISE OF OPTION
3.1 Person Eligible to Exercise. During Participant's lifetime, only Participant may exercise the Option.
3.2 Manner of Exercise. To exercise the Option, Participant must deliver a written exercise notice to the Company, in such form as may be prescribed by the Committee, along with payment in full of the exercise price for the portion of the Option being exercised in cash or by check acceptable to the Company, provided that at Participant's election he may pay the exercise price in a "cashless-broker" exercise through a program approved by the Company or with the withholding of Units that would otherwise be delivered to the Participant upon the exercise of the Option.
3.3 Partial Exercise. The Option, if exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option expires, except that the Option may only be exercised for whole Units.
3.4 Tax Withholding. To the extent that the exercise of the Option results in the receipt of compensation by Participant with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable

Exhibit 10.25

law, unless other arrangements have been made by Participant that are acceptable to the Company or such Affiliate for the satisfaction of such withholding obligations, Participant shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. If Participant fails to do so, the Company is authorized to withhold from any cash or Unit remuneration (including withholding any Units to be issued upon exercise of the Option) then or thereafter payable to Participant any tax required to be withheld by reason of such resulting compensation income. No Units shall be issued pursuant to this Agreement until Participant has paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.
ARTICLE N.
OTHER PROVISIONS
4.1 Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company's General Counsel at the Company's principal office or the General Counsel's then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant's last known mailing address, email address or facsimile number in the Company's personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws and, to the extent applicable laws permit, will be deemed amended as necessary to conform to applicable laws.
4.5 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.6 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.7 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.8 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.9 Limitation on Participant's Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any

Exhibit 10.25

assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Units as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
4.10 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company, AMID or their Affiliates or interferes with or restricts in any way the rights of the Company, AMID or their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company, AMID or their Affiliates and Participant.
4.11 Insider Trading Policy. The terms of the Company's Insider Trading Policy with respect to Units are incorporated herein by reference.
4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable laws, each of which will be deemed an original and all of which together will constitute one instrument.
4.13 Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.
4.14 Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.